Exhibit 10(h)

                   Director's Cash Compensation Arrangements

     We increased our cash compensation for the non-employee directors effective July 1, 2004. Since July 2004, directors have been paid an annual retainer fee of $35,000, plus $2,000 per board meeting attended and $1,000 per telephone conference attended. The Chairman of the Compensation Committee and the Chairman of the Board are also paid an additional fee of $5,000 per year. The Co-Chairman of the Audit Committee are both paid an additional fee of $20,000 per year and the other Audit Committee members are paid an additional annual retainer of $5,000 for serving on the Audit Committee. The members of the Audit Committee may also receive an additional $5,000 per year fee for performing special services. The only such award to date has been to Mr. Heather who performs review work on our annual reserve report and began receiving this additional fee in the fourth quarter of 2002.

     The Director Plan allows each non-employee director to make an annual election in the preceding year to receive his or her compensation either in cash or in shares of our common stock and to elect to defer receipt of such compensation, if they wish (see Exhibit 10(e)).